Pacaso

Offer of Employment
Pacaso

August 4, 2025
David Kallery
davidkallery@gmail.com

RE: Offer of Employment, President

Dear David,

On behalf of Pacaso (or "Company"), it is my pleasure to offer you a full-time exempt **President** position. Your employment Start Date is September 2nd, 2025.

Responsibilities
This position reports to the CEO, Austin Allison and responsibilities are outlined in EXHIBIT A.

Compensation and Benefits
Your annualized On Target Earnings will be **$700,000**, comprised of a base salary and a variable performance bonus. Your base salary will be **$450,000** and will be payable semi-monthly in accordance with the Company's standard payroll practices. Your variable performance bonus will be paid quarterly based on your ability to hit company metrics and revenue goals. The **performance bonus target is a $250,000** for hitting our goals, tied to Performance (Share Sales, GP, and EBITDA) on a sliding scale that you will define in partnership with the CEO & CFO prior to the start of your employment. The compensation plan itself is subject to change based on needs of the business.

Employees are expected to use best judgment when planning a vacation, and excessive vacation time should generally only occur when employee's results are exceeding expectations. Because vacation time is not accrued, vacation time will not be paid at the end of employment. You will be eligible to participate in the company benefit plans, including health, vision, dental, and 401k. Benefits are effective on your start date.

If your employment is terminated by the Company other than for Cause or due to your death or disability, and subject to your timely execution, delivery and non-revocation of a general release of claims in a form acceptable to the Company, you will be entitled to severance pay equal to six (6) months of your base salary (less applicable taxes and withholdings) and six (6)

Pacaso

months of continued RSU vesting. "Cause" shall mean (a) your conviction or a plea of guilty or nolo contendere for any felony or misdemeanor crime involving moral turpitude, (b) your fraud, embezzlement, theft, misappropriation, dishonesty, willful misconduct or deliberate injury to the Company or its affiliates in the performance of your duties, (c) your material breach of any of your fiduciary duties to the Company or any agreement with the Company, (d) your engagement in any willful misconduct which has a material adverse effect on the Company or its reputation or standing in the business community or the community as a whole, or (e) your deliberate failure to perform your employment duties, comply with the policies of the Company or follow specific reasonable directions received from the Company.

Double-Trigger Acceleration: In the event that (i) the Company is subject to a Change in Control and (ii) the Executive's employment with the Company (or its successor) is terminated without Cause within 12 months following such Change in Control, then 100% of the unvested equity awards held by the Executive as of the date of termination shall immediately vest and become exercisable (to the extent applicable).

Notice Regarding Current or Former Employers

By accepting this offer, you confirm that you can accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you have informed Pacaso about any such restrictions and have provided Pacaso with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Pacaso without written authorization from your current or former employer. If you have any questions about the ownership of documents or other information, discuss such questions with your former employer before removing or copying the documents or information. To the extent that any current or former employer threatens Pacaso in writing that your employment with Pacaso violates any agreement with that current or former employer or violates applicable state or federal law, Pacaso reserves the right to terminate your employment relationship without notice, and without triggering any severance obligations to you.

Travel and Expenses

The company will pay all reasonable travel and entertainment expenses, in accordance with the Pacaso expense policy. You will submit an expense report monthly.

Pacaso

Equity

You will receive an equity grant of **8,000,000 restricted stock units** ("RSUs"), which reflects approximately **2.5%** of the fully diluted shares outstanding. Near your 4-year anniversary with the company, you may be eligible to receive a second grant. Details of the vesting schedule and other relevant documents are outlined in Exhibit B.

At-Will Employment

Your employment with Pacaso will be at-will, which means that either you or the Company can terminate the employment relationship at any time, with or without notice or reason. This offer is contingent based on completion of a satisfactory background check. As such, the Company may modify job titles, duties, salaries and benefits from time to time as it deems necessary. The Company reserves the right to re-evaluate its employment relationship with Employee at any time and at regular intervals.

Conditions

This offer of employment is contingent upon your (i) verification of work authorization in the U.S.; (ii) satisfactory completion of a background check that may encompass a reference check, a review of your criminal conviction history, education verification, employment verification and/or drug screen; (iii) execution of an Inventions Assignment and Restrictive Covenant Agreement.

Acceptance of Employment

Please sign and return this letter at your earliest convenience, by EOD August 5th, 2025.

Sincerely,
Austin Allison, CEO

DocuSigned by:
Austin Allison
4ACCB4B41A8A48F...

Company Signature

8/4/2025
Date

Employee Acknowledgment

I have reviewed the above information and accept employment in the position and under the terms and conditions as set forth above.

DocuSigned by:
David Kallery
5DF23E8112E549F...

Employee Signature

8/4/2025
Date

DS
JH

Pacaso

EXHIBIT A

Job Responsibilities:
The primary focus will be delivering on the company's Gross Profit, Share Sales, and Profitability Goals, while building and developing high-performing teams and a values-based organization.

Go-To-Market Strategy & Execution
- Own and execute the full revenue strategy across the customer lifecycle, from acquisition to retention and resale.
- Professionalize and scale our go-to-market engine including structure, staffing, and playbooks to support high-touch, consultative sales at scale.
- Drive international expansion by aligning sales strategy with product-market fit and local demand dynamics.
- Bring rigor to both remote and in-person sales operations including team design, comp structures, and training to ensure high conversion rates across key markets.

Revenue Teams Leadership (Sales, Marketing, Growth Advisors)
- Build, lead, and develop a high-performing global revenue team, with strength in real estate, hospitality, or high-end consumer services.
- Instill a customer-first culture with a focus on long-term value creation and product-market alignment.
- Set clear performance expectations through data-driven KPIs including funnel metrics (TOFU, MQO, SQL), pipeline velocity, CAC/LTV, and sales efficiency.
- Ensure sales and customer success teams are aligned, empowered, and equipped to deliver both exceptional experiences and strong business outcomes.

Systems, Tools & Operational Excellence
- Implement and scale tools and workflows (e.g., Salesforce, BI tools) to enable automation, visibility, and predictable revenue performance.
- Champion forecast accuracy, territory planning, and KPI accountability through structured reporting and analytics.
- Resolve cross-functional execution challenges across Sales, Finance, and Marketing and Operations to ensure seamless operations and strategic alignment.

Cross-Functional & Executive Collaboration
- Lead cross functionally to ensure seamless collaboration between Sales, Marketing, Acquisitions and Operations, which have the most direct impact on revenue.
- Oversee marketing initiatives to ensure consistent messaging, high-quality leads, and efficient handoffs.
- Collaborate with Finance on revenue forecasting, compensation plans, and unit economics optimization.
- Serve as a thought partner to the CEO and leadership team, contributing to company-wide strategy, planning, and investor conversations.

Pacaso

People & Culture

- Attract, develop, and retain top-tier talent across all functions, fostering a high-performance, mission-aligned culture.
- Build a vibrant, accountable culture that celebrates wins, learns fast, and remains focused on long-term success.
- Develop our team through onboarding and training to ensure that our people are positioned to grow quickly and perform at their best.

Pacaso

EXHIBIT B

Equity Options:

You will have the opportunity to participate in equity ownership via restricted stock units ("RSUs"). The terms of this equity award will be defined in a separate Equity Incentive Plan, which will be sent along with your grant.

The vesting schedule is as follows: subject to satisfaction of the liquidity event requirement as outlined in the Restricted Stock Unit Award Notice that will be sent with your grant, (i) twenty-five percent (25%) of the total number of RSUs subject to this award shall vest on the one (1) year anniversary of your employment start date, and (ii) one-sixteenth (1/16th) of the total number of RSUs shall vest on each subsequent Quarterly Installment Date following the (1) year anniversary of your employment start date, in each case subject to rounding conventions adopted by the Company from time to time. "Quarterly Installment Date" shall mean each of February 25, May 25, August 25, and November 25 of a given calendar year.